Exhibit 10.5

                                    GUARANTY


         THIS GUARANTY dated as of SEPTEMBER 1, 1997 (the "Guaranty") from SPURLOCK INDUSTRIES, INC., a business corporation organized and existing under the laws of the State of Virginia and having an address of 5090 General Mahone Highway, Waverly, Virginia 23890 (the "Guarantor") to D.B. WESTERN, INC., a business corporation organized and existing under the laws of the State of Oregon and having an office at 1360 Airport Lane, North Bend, Oregon 97459 (the "Seller");

                                   WITNESETH:

         WHEREAS, Spurlock Adhesives, Inc. (the "Company") and the Seller have agreed to enter into an agreement for the design, engineering, equipment supply, construction, and installation of plant equipment and facilities dated as of the 30th day of September, 1997 (the "Sale Agreement"); and

         WHEREAS, the Guarantor is willing to enter into this Guaranty in order to induce the Seller to enter into the Sale Agreement;

         NOW, THEREFORE, in consideration of the premises herein contained, the Guarantor does hereby covenant and agree with the Seller as follows:

         The Guarantor unconditionally guarantees prompt payment of all obligations set forth in Article 2.1(d) and Article 2.1(e) of the Sale Agreement when due. The Guarantor shall pay all costs and expenses, including attorneys' fees, incurred in the collection of the money due under said Article 2.1(d) and
Article 2.1(e) of the Sale Agreement. Neither the renewal or extension of the Sale Agreement, nor the acceptance, release, or surrender of any security therefor, nor the release of the Company, nor any delay in the enforcement of payments under the Sale Agreement, nor any other delay or omission in the exercise of any right or power under the Sale Agreement, shall affect the liability of the Guarantor. The liability of the Guarantor on this guaranty shall be direct, and not conditional or contingent on the pursuit of any remedies against the Company. The Guarantor expressly waives presentment, protest, demand, notice of dishonor or default, notice of acceptance of this guaranty, and notice of any kind with respect to the Sale Agreement. The
Guarantor consents to be bound by all the terms and provisions of the Sale Agreement.

         This Guaranty is binding upon the Guarantor, its successors and assigns.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered in its name by its duly Authorized Representative all as of the day and year first above written.

                                             SPURLOCK INDUSTRIES, INC.


                                             By: /s/ Irvine R. Spurlock
                                                 -------------------------------
                                             Name: Irvine R. Spurlock
                                             Title: President

Accepted September ___, 1997:

D.B. WESTERN, INC.

By: /s/ Dennis C. Beetham
    -------------------------------
Name: Dennis C. Beetham
Title: President

STATE OF Virginia                   )
                                    )SS.:
CITY OF Richmond                    )

         On this 30th day of September,  1997,  before me personally came Irvine
R. Spurlock, to me known, who being by me duly sworn, did depose and say that he resides at , that he is the President of SPURLOCK INDUSTRIES, INC. the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the Board of Directors of said corporation.


                                             /s/ Bonnie O. Cross
                                             -------------------------------
                                             Notary Public

My commission expires:  Feb. 28, 1998